CERTIFICATE OF DECREASE OF
5¼% SERIES B CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK OF
THE INTERPUBLIC GROUP OF COMPANIES, INC.

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware

The Interpublic Group of Companies, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.           That, pursuant to Section 151 of the DGCL and the authority contained in Article 4 of its Restated Certificate of Incorporation, as heretofore amended, the Corporation, by resolutions duly adopted by the Board of Directors (the “Board”) and the Pricing Committee designated by the Board, authorized the issuance of shares of its 5 ¼% Series B Cumulative Convertible Perpetual Preferred Stock (the “Series B Preferred Stock”) and established the powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and on October 18, 2005 filed a Certificate of Designations with respect to the Series B Preferred Stock in the office of the Secretary of State of the State of Delaware (the “Secretary of State”).

2.           That on May 26, 2010, the Corporation purchased 303,526 shares of Series B Preferred Stock through a tender offer and such repurchased shares have been retired and have the status of authorized but unissued shares of preferred stock undesignated as to series, reducing the number of shares of Series B Preferred Stock from 525,000 shares to 221,474 shares.

3.           That the Board has adopted the following resolutions:

RESOLVED, that, as a result of the repurchase and retirement of 303,526 shares of Series B Preferred Stock on May 26, 2010, the number of shares of issued Series B Preferred Stock has decreased from 525,000 shares to 221,474 shares; and further

RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized and directed to file a Certificate of Decrease with the office of the Secretary of State setting forth an extract from these resolutions, whereupon the number of shares of Series B Preferred Stock authorized and issued shall be decreased from 525,000 to 221,474.

4.           That, accordingly, the number of shares of Series B Preferred Stock authorized and issued shall be decreased from 525,000 to 221,474.
IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer as of this 26th day of May, 2011.

THE INTERPUBLIC GROUP OF COMPANIES, INC.
By:	/s/ Nicholas J. Camera
	Name: Title:	Nicholas J. Camera Senior Vice President, General Counsel and Secretary